Savior Software

INDEPENDENT CONTRACTOR OR CONSULTING SERVICES AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT (this "Agreement"), dated **December 10th, 2021** ("Effective Date"), between **Business Warrior**("Company"), and **Savior Software** ("Contractor"), an Independent Contracting Organization.

The Company and Contractor have been working together since April 2019, under the terms and conditions set forth below:

In consideration of the mutual covenants and conditions set forth herein and other good and valuable consideration, the parties agree as follows:

TERM

This Agreement shall be effective for a period of the earlier of ("Effective Date"), or the date of completion of the Project. During the term of this Agreement, Contractor shall not provide similar Services to any direct competitor of Company. Notwithstanding the above, Company does not grant Contractor an exclusive privilege or right to supply Services (as defined in Paragraph 2) to the Company.

SCOPE

Company engages Contractor to provide **software development and consulting** ("Services") in accordance with the terms and conditions of this Agreement. Contractor may retain third parties to carry out any of its obligations without the prior consent of the Company. From time to time, the parties may agree to delete, modify or add Attachments. Such deletions, modifications or additions to Attachments shall reference this Agreement, be governed by the terms of this Agreement as though attached to and incorporated herein and become effective when executed by both parties.

Company and Contractor acknowledge and agree that Contractor is engaged solely as an independent contractor and that Contractor shall have no authority, either express or implied, to bind Company or Company's affiliates or to conclude contracts or execute other documents in the name of, or on behalf of, Company or Company's affiliates, or to create debts, obligation or liabilities for, or on behalf of, Company or Company's affiliates. All persons employed by Contractor in connection with this Agreement shall be considered employees or agents of Contractor only, and shall in no way, either directly or indirectly, be considered employees or agents of Company. Company shall not be obligated to pay commissions, salaries or other payments or benefits to parties with whom Contractor may deal in connection with its Services, and Contractor agrees not to make any representations, directly or by implication, that any such obligation on the part of Company exists or will exist. Contractor shall be responsible for any taxes arising in connection with Agreement or Contractor's income and Company shall not deduct such taxes from any payment due to Contractor.

PAYMENT

Compensation.

For the satisfactory performance of Services under this Agreement, **Company shall pay Contractor per hour of work performed** (see hourly rates table below). Company shall have no obligation to make any payments until such time as Company accepts performance as satisfactory.

Hourly Rates

Role	**Hourly Rate**
Jeremy Keehn	$105
Project Manager	$45
Lead Developer	$45
Junior Developer	$35
QA	$25
Network Engineer	$35
Graphic Design	$45

Hosting

Storage	TBD based on future requirements
Bandwidth	TBD based on future requirements
Instances	TBD based on future requirements

Expenses.

Company shall reimburse Contractor for reasonable expenses incurred in connection with the provision of the Services. Restrictions and limitations on reimbursable expenses are described in an Attachment(s) to this Agreement. Contractor shall maintain records supporting all expenses for which Contractor is seeking reimbursement. Notwithstanding anything contained in this Section, Contractor must obtain prior written approval from Company before incurring any travel-related expenses or other expenses exceeding (Amount).

Invoices

Contractor shall **invoice Company** for compensation and expense reimbursement as described in this Agreement. Invoices shall contain such information as Company may reasonably require concerning the Services performed, including but not limited to description of Services performed, and authorized expenses incurred. Company shall pay non-disputed invoice amounts **within seven (7) days after receipt** of invoice.

PROFESSIONAL STANDARDS.

Contractor agrees that the work performed hereunder will represent its best efforts, will be of the highest professional standards and quality and will be properly, timely and efficiently accomplished.

SERVICES AT COMPANY'S FACILITIES / INSURANCE

If Contractor is required to enter Company's facilities in connection with activities related to this Agreement, Contractor's rights of entry shall be subject to Company's security regulations, procedures, and the insurance requirements described below. Contractor shall fully cooperate and not interfere with the work performance of other suppliers or contractors, or Company's employees on the premises where work is being performed hereunder.

TERMINATION

Either party may terminate this Agreement **within ~~seven~~ 30 (30) days prior written notice** to the other party. If Contractor breaches any of its obligations hereunder or engages in any unprofessional conduct that detrimentally affects the Company, then the Company may terminate this Agreement upon forty-eight (48) hours written notice.

CONFIDENTIALITY

Contractor shall, throughout the term of this Agreement and thereafter, keep confidential and not disclose any Proprietary Information or trade secrets relating to the business and operations of Company, Company's affiliates or Company's customers, and will only use Proprietary Information in the performance of this Agreement. "Information" means information or data existing and/or communicated in any form, including, but not limited to, oral, written, graphic, electronic, or electromagnetic forms, and "Proprietary Information" means that Information for which the disclosing party imposes restrictions regarding use and/or disclosure or which is clearly marked as confidential or, if disclosed orally, is notified in writing by the disclosing party to the receiving party to be confidential within thirty (30) days of the date of disclosure. Upon discovery by Contractor of any unauthorized use or disclosure, Contractor shall notify Company immediately and endeavor to prevent further unauthorized use or disclosure. Contractor shall not make copies of any Proprietary Information without Company's prior approval and all copies will bear appropriate proprietary legends. Contractor will return Company's Proprietary Information immediately upon Company's written request. This obligation of confidentiality shall survive the expiration or termination of this Agreement. Proprietary Information shall not include information which: (i) is already known to the Contractor; (ii) or is or becomes publicly known through no wrongful act of the Contractor; or (iii) is rightfully received from a third party without restriction and without breach of this or any other Agreement; or (iv) is furnished to a third party by the Company without a similar restriction on the third party's rights; or (v) is approved for release by written authorization of the Company; or is developed by the Contractor without reference to the information acquired from the Company and is outside of the scope and substance of this Agreement.

SEVERABILITY.

Any invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity of any other of its provisions.

INTELLECTUAL PROPERTY.

The parties agree that Contractor shall not acquire any rights to any intellectual property (including, without limitation, copyrights, patents, know-how, service marks or trademarks) owned by Company or Company's affiliates as of the effective date of this Agreement or subsequently developed or acquired by Company or Company's affiliates. Company shall own, upon payment of all fees incurred, all software programs, source and object code, files, tapes, disks, and related user documentation, originally developed or adapted for Company under this Agreement (the "Deliverables"), all ideas, concepts, know-how, development tools, techniques and any other proprietary material or information that may be developed by the Contractor in connection with performance of the Services and all patent rights, copyrights and other intellectual property rights inherent therein or related thereto. Notwithstanding anything to the contrary, Contractor will retain all rights it possessed prior to the date of this Agreement in any software, ideas, concepts, know-how, development tools, techniques or any other proprietary material or information. All Deliverables shall be deemed "works made for hire" and shall be owned by Company for its own internal use. To the extent that any Deliverable may not, by operation of law, be deemed a "work made for hire," Contractor hereby assigns to Company all right, title and interest in and to such Deliverable, including all copyrights and other intellectual property rights inherent therein or related thereto. The parties will cooperate with each other to execute any documents necessary to achieve the objections of this section.

REPRESENTATIVES, WARRANTIES AND COVENANTS OF CONTRACTOR.

Contractor represents, warrants, and covenants the following in connection with the performance of the Services set forth in this Agreement:

Contractor is currently not bound by any obligation, which it would breach by signing this Agreement.

Contractor has all required licenses, permits, authorizations or registrations and is otherwise fully qualified under the applicable laws and regulations of the United States to perform the Services set forth in this Agreement.

In the performance of the Services set forth in this Agreement, Contractor shall strictly comply with all applicable laws, regulations and public policies including those of the government of the United States and any of its agencies or departments including, without limitation, the Foreign Corrupt Practices Act and the International Traffic in Arms Regulation of the Department of State.

Contractor shall promptly inform Company of anything that it is required to do under this Agreement, which will violate any pertinent law, regulation or government order. Contractor shall give Company timely written notice of any changes in any applicable law, regulation or governmental order, which comes to its attention that may affect Contractor's performance or its obligations hereunder.

DISPUTES.

SAN FRANCISCO, CA.

Any unresolved dispute will be decided by arbitration in ~~Phoenix, Arizona~~ accordance with American Arbitration Association Commercial Arbitration Rules. The arbitration award shall be binding on the parties and shall be entered as a judgment in any court of competent jurisdiction. Each party hereby irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the party at its address specified herein or in any other manner permitted by law. This Agreement shall be governed by, and be construed in accordance with, the laws of the State of ~~Arizona,~~ U.S.A., without regard to conflicts of

CALIFORNIA

SAN FRANCISCO CA.

laws. Venue for any and all actions under this Agreement shall lie solely in the city and county of ~~Phoenix, Arizona.~~ The prevailing party in any action filed hereunder shall be entitled to its reasonable costs and attorney's fees.

INDEMNIFICATION

Contractor shall defend, indemnify and save harmless Company, its affiliates or partners and the respective directors, officers, employees and shareholders of Company or such affiliates or partners ("Indemnified Parties"), from and against all losses, costs, damages, claims or demands ("Claims") arising out of this Agreement, or caused or alleged to have been caused in any manner by Contractor and brought by a third party, not including any of the Indemnified Parties including all suits or actions of every kind and/or description, brought against Company, either individually or jointly with Contractor for or on account of any damages or injuries to any person or persons or property, caused or occasioned, or alleged to have been caused or occasioned, by an alleged act, omission or fault of Contractor, its employees, agents, or others under Contractor's control or any breach by Contractor of its obligations, including warranties, contained herein. Company may retain counsel to monitor Contractor's defense of any claim or to provide its own defense without affecting Contractor's indemnity hereunder. If such a Claim arises, Company will provide reasonable assistance to Contractor at Contractor's expense.

LIMITATION OF LIABILITY

IN NO EVENT SHALL EITHER PARTY BE LIABLE HEREUNDER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES (INCLUDING LOST BUSINESS PROFITS) SUSTAINED BY THE OTHER PARTY OR ANY OTHER INDIVIDUAL, THIRD PARTY OR ENTITY FOR ANY MATTER ARISING OUT OF OR PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT. THE PARTIES HEREBY EXPRESSLY ACKNOWLEDGE THAT THE FOREGOING LIMITATION HAS BEEN NEGOTIATED BY THE PARTIES AND REFLECTS A FAIR ALLOCATION OF RISK.

SOLICITATION OF EMPLOYEES

Both parties agree that they shall not solicit, hire contract with or engage the employment or services of, either directly or indirectly (through an agency), any employee or former employee of the other party during the term of this Agreement and for a period of two (2) years following the termination of this Agreement.

MISCELLANEOUS PROVISIONS

No waiver by Company of any default by Contractor shall in any way prejudice Company with respect to any subsequent default by Contractor hereunder (whether or not similar).

This Agreement and the Attachments hereto represent the entire understanding of the parties with respect to the business described herein and shall supersede all previous communications, representations and agreements, either oral or written, between the parties, with respect to the subject matter hereof. **No amendment** to, or **modification** of, **this Agreement** shall be **effective unless in writing** and **signed** by both parties.

The Contractor shall not assign this Agreement without the prior written consent of the Company.

Subject to the foregoing, this Agreement shall insure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.

Time is of the essence in this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

Business Warrior		**Savior Software**	
Jonathan Brooks		Name: Jeremy Keehn	
Title: President		Title: Owner	
Date:: 12/10/2021	12/10/21	Date:: 12/10/2021	12/10/21